Exhibit 4.25

(Summary Translation)

Loan Agreement with China Everbright Bank, Urumqi Branch

Date of the Agreement	February 28, 2019

Borrower (Party A)	Xinjiang Daqo New Energy Co., Ltd.

Lender (Party B)	China Everbright Bank, Urumqi Branch

Use of loan proceeds	Business operations

Principal	RMB70 million

Term of loan	From February 28, 2019 to February 27, 2020

Interest rate	Fixed rate at 5.8725% per year

Penalty rate

In the event of late repayment, a penalty interest rate of 50% over the fixed rate will be imposed on the overdue loan until all principal and interest are repaid.

In the event of applying the loan proceeds other than the usage provided in the Agreement, a penalty interest of 50% over the fixed rate will be imposed until all principal and interest are repaid.

A compound interest will be imposed on any overdue interest.

Interest settlement day	Interest shall be paid quarterly at the 20th day of the last month of each quarter.

Repayment of principal	Principal shall be repaid in full on February 27, 2020. Party B is entitled to deduct funds from Party A’s accounts opened at China Everbright Bank for the repayment of any overdue loan.

Guarantee and Security	Joint and several liability guarantee provided by Daqo Group Co., Ltd., Daqo New Material Co., Ltd. and Chongqing Daqo New Energy Co., Ltd.

Party A’s Covenants

Party A shall:

1. Notify Party B at least 30 days in advance and obtain a written consent from Party B in respect of investment, a substantial increase of debt financing, merger, spinoff, decrease of share capital, share transfer, asset transfer, suspension of business, dissolution, bankruptcy and other actions which will adversely affect the interest of Party B, and shall fulfill its repayment obligations;

2. Within the term of loan, without Party B’s written consent, Party A shall not repay loans of any third party, provide any guarantee or set any mortgage or pledge over Party A’s asset or similar interest which would affect Party A’s ability to repay the loan under this Agreement; and

3. Notify Party B in writing immediately in respect of any other matter which may jeopardize Party A’s normal operations or cause a material adverse impact to its ability to perform this Agreement.

Breach

Any of the following constitutes a default under this Agreement:

(1) Party A fails to repay the loans in accordance with the Agreement;

(2) Party A fails to use the loans proceeds in accordance with this Agreement;

(3) Party A fails to comply with any of the undertakings made by it;

(4) A material cross-default occurs;

(5) Party A provides false financial information, omits material facts or reject Party B’s supervision in connection with Party A’s use of proceeds, business operations or financial activities;

(6) Any of the representations made by Party A or its guarantor is not true or misleading;

(7) Party A or its guarantor violates other agreements;

(8) Party A or its guarantor’s financial condition deteriorates;

(9) Party A or its guarantor fails to provide a debt repayment scheme which Party B deems satisfactory in the event of any merger, spin-off and restructuring;

(10) Party A or its guarantor terminates its business or subject to dissolution, cancellation or bankruptcy;

(11) Party A fails to notify Party B of the following events in a timely manner, including any material amendment on its articles of association, substantial changes in its business operation, material changes in its accounting principles and the substantial changes in financial condition of Party A and its parent company and subsidiaries;

(12) Party A is involved in lawsuits, arbitrations or administrative procedures, which will have material adverse effect on its solvency;

(13) Party A’s property is seized, frozen or being put under scrutiny, which will have adverse effect on Party A’s ability to perform its obligations under this Agreement;

(14) Party A otherwise violates this Agreement and fails to take remedial measures which Party B deems satisfactory; and

(15) Any event that will materially and adversely affect Party B to exercise its rights of this Agreement.

Upon occurrence of a breach by Party A, Party B may take any one or more of the following actions subject to specific circumstances:

(1) cease disbursing the loan under this Agreement;

(2) declare the outstanding loans under this Agreement immediately due and payable;

(3) require Party A to provide additional/alternative guarantor or other collateral;

(4) deduct the funds from the accounts opened with Party A or any other branches of China Everbright Bank to discharge all or part of the debt;

(5) exercise its rights over the security; and

(6) other measures that Party B deems appropriate.

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